NEWS RELEASE


Subject:       DDL's European Operations Experiencing Very Strong
               Sales Growth

Date:          August 7, 1995

Contact:       Don A. Raig
               (503) 620-1789


Tigard, Oregon  August 7, 1995.  In a joint statement today, Don
A. Raig, Chief Operating Officer of DDL Electronics, Inc., and John Coyne, Group Managing Director, DDL Europe Ltd., said that the Company's European operations were experiencing very strong year on year sales growth.

The Company's Contract Electronics Manufacturing facility DDL Electronics, Ltd., which accounts for approximately 60% of European operations, current quarter sales are expected to be over 250% times sales in the same quarter last year. This increase in business is created equally by increased demand for existing products, new products introduced by existing customers and a doubling in the number of customers served.

Meanwhile, orders at the Company's specialist multi-layer PCB facility, Irlandus Circuits, which accounts for 40% of European operations, are running at 5% above the level of last year but with a marked shift to more profitable high technology and short lead-time products. The Irlandus two and three day ultra-fast service introduced last September with a 100% on-time delivery performance record continues to generate strong interest among both new and existing customers.

DDL Electronics, Inc. corporate office is located at 7320 SW
Hunziker Road, Suite 300, Tigard, Oregon 97223-2302.  Telephone
503-620-1789, fax 503-620-1676.